EXHIBIT 8.1 SUBSIDIARIES OF BRASIL TELECOM S.A.

Subsidiaries of Brasil Telecom S.A.

Name of Subsidiary	Jurisdiction of Incorporation
Internet Group (Cayman) Limited	Cayman
BrT Serviços de Internet S.A.	Brazil
14 Brasil Telecom Celular S.A.	Brazil
Vant Telecomunicações S.A.	Brazil
MTH Ventures do Brasil Ltda.	Brazil
Brasil Telecom Cabos Submarinos (Holding) Ltda.	Brazil
Brasil Telecom Cabos Submarinos Ltda.	Brazil
Brasil Telecom Subsea Cable Systems (Bermuda) Ltd.	Bermuda
Brasil Telecom of America Inc.	United States
Brasil Telecom de Venezuela S.A.	Venezuela
iBest Holding Corporation	Cayman
Opinia (Cayman) Limited	Grand Cayman
Opinia S.A.	Brazil
Lokau México de S.A. de C.V.	Mexico
iBest Espanha Award España S.L.	Spain
iBest México Award Mexico S.A. de C.V.	Mexico
Freelance S.A.	Brazil
Internet Group do Brasil Ltda.	Brazil
Brasil Telecom Comunicação Multimídia Ltda.	Brazil
(formerly known as MetroRED Telecomunicações
Ltda.)
Santa Bárbara do Pantanal S.A.	Brazil
Santa Bárbara dos Pinhais S.A.	Brazil
Santa Bárbara do Cerrado S.A.	Brazil
Santa Bárbara dos Pampas S.A.	Brazil